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                                                                    Exhibit 16.1



                                                    December 17, 2001

                             FEINBERG & COMPANY
                           Fair Lawn, New Jersey


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

         We have read the Change in Accountants disclosure included in the Registration Statement on Form SB-2 of Pro Elite, Inc. and are in agreement with the statements contained therein, including the statement that the report of Feinberg & Company on the financial statements as of and for the fiscal year ended February 29, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. We also are in agreement with the statements contained in the third sentence under the caption "Change in Accountants" that during Pro Elite's fiscal year preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with Feinberg & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We have no basis to agree or disagree with the other statements of the registrant contained under that caption.


                                                        /s/ FEINBERG & COMPANY
                                                        ----------------------
                                                        Feinberg & Company